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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 1999

                            MORROW SNOWBOARDS, INC.
            (Exact name of registrant as specified in its charter)





          Oregon                        0-27002           93-1011046
(State or other jurisdiction of       (Commission         (IRS Employer
incorporation or organization)        File Number)        Identification Number)



                            2600 Pringle Road, S.E.
                                Salem, OR 97302
                   (Address of principal executive offices)

                                (503) 375-9300
              Registrant's telephone number, including area code

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Item 5.  Other Events.

     NASDAQ National Market System Listing. Morrow Snowboards, Inc.'s (the "Company" or "Morrow") Common Stock is quoted on the NASDAQ National Market System ("NNMS"). As reported in the Company's 10-Q dated September 26, l998 ("3rd Qtr. 10-Q"), there are certain ongoing requirements that must be met for continued inclusion in the NNMS. The Company was notified by a letter from NASDAQ-Amex Market, Inc. dated January 22, 1999 (NASDAQ-Amex Letter) that the Company as of January 21, 1999 had failed to meet two of those requirements: (i) maintenance of a minimum bid price of at least $1.00 per share during the preceding 30 consecutive business days and (ii) (ii) maintenance of a market value of public float greater than or equal to $5,000,000 in accordance with NASD Marketplace Rules 4450(a)(2) and (a)(5) under Maintenance Standard 1 of that rule (collectively, the "Designated Requirements"). The NASDAQ-Amex Letter further notes that no delisting action will be initiated at this time. Instead, the Company has 90 calendar days in which to regain compliance with those Marketplace Rules. To do that, based on the current public float in terms of shares of common stock of the Company, the Company must maintain a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days on or before April 23, 1999 (the deadline) to meet all the Designated Requirements. If the Company fails to maintain such minimum closing bid by the deadline, the Company's securities will be delisted from the NNMS at the opening of business on April 26, 1999.

     The Company, as previously reported in the 3rd Qtr.10-Q, is seeking additional financing. There is no assurance that the Company will be able to obtain the required financing and/or that financial results for the year ended December 26, 1998 will cause the minimum bid price to achieve and maintain the level necessary to meet the Designated Requirements and also meet the other listing requirements; including a minimum number of market makers and round lot holders. While the Company believes that, in such event, the Company may be able to switch its quotation to the NASDAQ Small Cap Market System ("NSCMS") as discussed below, there is no assurance that at a future date the Company will meet all the requirements for NSCMS listing, which include among other items, a minimum required number of market makers and a minimum number of round lots. If the Company is unable to maintain the NNMS listing or obtain the NSCMS listing, investors in the Company may find their ability to trade the Company's Common Stock decreased and the lack of such listing may affect the perceived market value of the Company's securities.

     If the Company determines it will be unable to meet the Designated Requirements or other continuing listing requirements on the NNMS to avoid delisting or that the Company may not meet the continued listing requirements on an on going basis for the NNMS, the Company will consider applying for transfer to listing on the NSCMS. Listing on the NSCMS may require the Company to effect a reverse stock split of two to one (2:1) or greater. The other requirements for NSCMS listing are similar or less stringent than for NNMS. A reverse stock split under Oregon law must be approved by the Company's shareholders. There is no assurance that the Company's shareholders would approve a reverse stock split.


     Former Employee Lawsuit. A former employee, Sandra Teal, on January 15, 1999 filed an action in the United States District Court, District of Oregon, against the Company and served the Company on January 22, 1999, Sandra Teal v.
                                                                --------------
Morrow Snowboards, Inc., Civil No. 99-6005-HO.  The lawsuit is a civil action
-----------------------
for declaratory injunctive relief, damages and attorneys' fees for federal claims pursuant to the Family and Medical Leave Act of 1993, 29 U.S.C. (S) 2601-2619 (1994) ("FMLA Claims"). The action also includes supplemental claims under the Oregon Family Leave Act, ORS 659.470 to 659.494 ("OFLA Claims") and ORS
659.030 (prohibiting employment discrimination based on sex). The FMLA claims allege that Morrow violated the plaintiff's leave and re-employment rights. For the FMLA Claims, the plaintiff seeks reinstatement to her former position, compensatory damages estimated to exceed $50,000, and equivalent liquidated damages, plus attorneys' fees. The OFLA Claims are similar to the FMLA Claims. For the OFLA Claims, the plaintiff seeks reinstatement to her former position, compensatory damages estimated to exceed $50,000, and punitive damages in excess of $50,000, plus attorneys' fees. Additionally, under Oregon law, the plaintiff seeks damages for Morrow's alleged sex discrimination in hiring new employees to perform duties that plaintiff performed, reinstatement to her former position, compensatory damages estimated to exceed $50,000, and punitive damages in excess of $50,000, plus

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attorneys' fees. The Company believes it has a reasonable basis for defending against such claims, but there can be no assurance the Company will be successful in its defense. Because a jury may award significant compensatory damages, liquidated damages and punitive damages for these types of claims if the jury found the allegations to be true, a judgment against the Company could be material and could have a material adverse impact upon the Company, its financial condition and continued operations. The Company intends to vigorously defend against these claims.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on February 1, 1999.

                     MORROW SNOWBOARDS, INC.


                     By: /s/ P. Blair Mullin
                        _____________________________________
                         P. Blair Mullin
                         President and Chief Financial Officer
                         (Principal Executive, Financial and Accounting Officer)


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